Exhibit 99.2

                       UNOCAL SECOND QUARTER 2005 SUMMARY

This document provides a summary explanation of the variance factors for Unocal's second quarter 2005 adjusted after-tax earnings compared to its first quarter 2005 adjusted after-tax earnings. For a quantitative historical reconciliation of adjusted after-tax earnings to GAAP net earnings and other information about adjusted after-tax earnings, refer to Unocal's second quarter 2005 earnings release and the tables therein titled "Net Earnings and Adjusted After -Tax Earnings by Business Segment" and "Adjusted After-Tax Earnings Reconciliation." The earnings release has been filed with the Securities and Exchange Commission and is also available on Unocal's website at www.unocal.com.


                                                              $ Millions
                                                      (except per share amounts)

Total Reported Second Quarter 2005 Net Earnings               $475  $ 1.73/Share
--------------------------------------------------------------------------------

Special Items
         Asset Sales (Seadrift)                                (12)
         Environmental & Litigation Provisions                  25

Second Quarter 2005 Adjusted After-Tax Earnings               $488  $ 1.77/Share

Mean Analyst Estimate Dated July 25, 2005                           $ 1.63/Share

--------------------------------------------------------------------------------
Variance Explanations to First
Quarter 2005 Adjusted After-Tax Earnings                      $441  $ 1.62/Share
     North America Exploration & Production
         United States                                          -9
              Higher Dry Hole Expense                     -7
              Higher Liquids Prices                      +12
                  ($48.04 vs. $44.49)
              Lower Natural Gas Prices                    -8
                  ($ 5.89 vs. $ 5.93)
              Higher Crude Volumes                        +9
              Higher D&D Rate                             -5
              Higher Cash Expense                         -8
              All Other Factors                           -2
         Canada                                                 +7
              Lower Exploration Expense                   +3
              Higher Natural Gas Prices                   +3
                  ($6.35 vs. $5.69)
              Other                                       +1

International Exploration & Production

         Asia                                                  +62
              Higher Liquids Prices                      +14
                  ($49.77 vs. $45.50)
              Higher Natural Gas Volumes                 +26
               Lower Dry Hole Expense                    +10
              Lower Income Tax Expense                   +14
              Higher Cash Expense                         -8
              All Other Factors                           +6

         Other International
              Higher Liquids Volumes (AIOC)                    +8
     Midstream & Marketing
              Lower Canada Storage Operating Results          -14
     Geothermal
              Foreign Exchange                                 -1
     Corporate & Other
              Lower Carbon - due to Seadrift Sale              -6

Second Quarter 2005 Adjusted After-Tax Earnings               $488  $1.77/ Share







Please visit www.unocal.com and click on Investor Relations to obtain the 2005 Quarterly Fact Book, Production Outlook and Hedging Summary.

                                       2